Exhibit 99.1

iBasis Reports Preliminary Fourth Quarter 2008 Results

BURLINGTON, Mass.--(BUSINESS WIRE)--January 26, 2009--iBasis, Inc. (NASDAQ: IBAS), a KPN affiliate, today announced preliminary results for the fourth quarter ended December 31, 2008.

Revenue for the fourth quarter of 2008 was $299.8 million, compared to $350.6 million for the fourth quarter of 2007. For the full year 2008, revenue was $1.32 billion compared to $938.6 million for 2007. On a pro forma basis, including the consolidated historical results of both iBasis and KPN Global Carrier Services, revenue for 2007 was $1.39 billion.

In the fourth quarter of 2008, we expect to recognize a non-cash impairment charge against goodwill, which we estimate will be between $220 million and $249 million. We expect to complete our analysis and determine the amount of this charge within the next few weeks.

Excluding the impairment charge, net loss for the fourth quarter of 2008 was $(17.8) million or $(0.25) per share, compared to net loss of $(2.0) million or $(0.03) per share for the fourth quarter of 2007. Included in the results is a non-cash income tax expense of $17.4 million.

For the full year 2008, before the non-cash impairment charge against goodwill, net loss was $(16.5) million or $(0.23) per share compared to net income of $16.1 million, or $0.33 per share for the full year 2007. On a pro forma basis, net income was $3.9 million or $0.05 per share in 2007.

Adjusted EBITDA for the fourth quarter of 2008 was $8.1 million, compared to $14.4 million for the fourth quarter of 2007. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about our operating trends.

Comments on the Full Year 2008

“Entering 2008, we expected to achieve continued growth consistent with our historical performance, even while putting significant effort into the integration of KPN Global Carrier Services,” said Ofer Gneezy, president and CEO of iBasis.

“Despite the economic conditions, currency headwind and internal focus on integration, our traffic to much of the world, particularly to Latin America, grew in 2008. That growth was offset by declines in traffic to Mexico and to the Netherlands due to competitive pressures. Traffic to Mexico, which is one of the highest volume calling destinations in the world, was further impacted by the recession in the U.S.

“Declining economic conditions worldwide affected our results, particularly in the second half of 2008. This was manifested by a decline in traffic from migrant workers using prepaid calling cards, which put pressure on our Wholesale Trading and Retail businesses.

“Our Outsourcing business achieved relatively strong growth in minutes and revenue compared to 2007 due to increases in traffic from KPN and its affiliates and, to a lesser extent, from the TDC transaction. However, our gross profit growth was modest.

“Our Retail business was impacted by our early initiative in transparent pricing during the first half of 2008 and by the U.S. recession and its affect on immigrant communities in the second half.

We did achieve strong year-over-year revenue and gross profit growth in two parts of our business: our web-based Pingo prepaid service offering and our Mobile Matrix portfolio of value-added mobile data services, which include global signaling, SMS and MMS interworking and global roaming services and are sold to mobile operators around the world. While both services are not yet large enough to have a material impact on our overall results, we are encouraged by their growth and higher margins, and we continue to invest in both.

Comments on the Fourth Quarter

“Looking more specifically at fourth quarter results, foreign exchange rates had a strong affect on our performance. Approximately sixty-five percent of our total revenue is Euro-based. The strengthening of the U.S. dollar against the Euro resulted in a $28 million reduction of revenue in Q4 compared to Q3 due to currency translation -- $18 million of which was in our Wholesale Trading business. Excluding the impact of currency translation, our Wholesale Trading business was flat in Q4 compared to Q3 in both revenue and gross profit.

“Volatility in foreign exchange rates also reduced the competitiveness and profitability of some traffic flows where customers pay us in one currency and we pay terminating providers in another. Approximately 30% of our business is impacted in this manner; the remaining traffic is traded in the same currency. The currency volatility was especially pronounced in Q3 and Q4. We have strengthened our systems and processes to respond to these fluctuations more rapidly in the future.

Our Outsourcing business declined sequentially in Q4 as traffic was down from the strong seasonal roaming volume in Q3. Revenue and gross profit also were reduced by foreign exchange impacts and competitive pressure on pricing for mobile traffic.

“In our Retail business, we achieved sequential growth in gross profit and gross margin in Q4 as our calling card portfolio matured.

Integration Update

“By the end of the fourth quarter, we finished most of the work associated with the integration of KPN Global Carrier Services, including the reorganization of our global sales, account management and buying organization; the integration of our voice product offerings, resulting in a comprehensive portfolio that enables us to meet the requirements of all segments of the market; and the integration of back office systems used in market analysis, routing, rating and management reporting. We also accomplished the acquisition of the international voice business of TDC and the integration of that business into iBasis.

“The remaining integration projects related to the acquisition of KPN Global Carrier Services are: completing the migration of our mid-range voice product to IP, implementing a new integrated billing system and a new ERP system, integrating the operations department, and restructuring our operations in the Netherlands. We expect to complete these by mid-2009, roughly a year and a half after the closing of the transaction. While we consider this a significant achievement, the integration effort has also generated operating expenses and diverted focus and resources away from activities essential to achieving growth.

“Having completed the majority of the integration work, we are now focused on returning to growth. We have identified specific initiatives that we believe represent opportunities to produce EBITDA growth: implementing enhanced pricing and quoting strategies, developing more advantageous termination capacity and coverage, enhancing our mobile services portfolio, reducing costs and pursuing additional outsourcing transactions.”

Sources of Revenue – Q4 ‘08

($ in millions)	Wholesale Trading	Outsourcing	Retail	Total
Minutes (in billions)	4.4	0.7	0.6	5.7
Revenue	$220.7	$53.4	$25.7	$299.8
Gross Profit*	$17.3	$9.8	$3.9	$31.0
Gross Margin	7.8%	18.5%	15.1%	10.3%

* Revenue less data communications and telecommunications costs

Operational Milestones

Minutes of use on The iBasis Network™ in the fourth quarter of 2008 was 5.7 billion, compared to traffic of 6.0 billion minutes in Q4 2007 and 5.8 billion minutes in the Q3 2008. For the full year 2008, minutes of use was 23.5 billion, compared to 23.6 billion on a pro forma basis in 2007.

Average revenue per minute was 5.27 cents, compared to 5.83 cents in the fourth quarter of 2007 and 5.78 cents in the third quarter of 2008. Average margin per minute was 0.55 cents, compared to 0.65 cents in the fourth quarter of 2007 and 0.55 cents in the third quarter of 2008.

Goodwill Impairment Charge

As of December 31, 2008, our market capitalization was substantially below the Company’s book value. This required us to evaluate, for potential impairment, the carrying value of $249 million in goodwill which resulted from the KPN Transaction. Based on that evaluation we have determined that the carrying value of goodwill has been impaired.

We will recognize a non-cash impairment charge against goodwill, which we estimate will be between $220 million and $249 million, in the fourth quarter. We expect to complete our analysis and determine the amount of this charge within the next few weeks. The final goodwill impairment charge, along with its effects on the Company’s provision for income taxes, if any, will be included in results of operations filed with the Company’s annual report on Form 10-K in mid-March. None of the matters under review would impact cash flows, but net loss and net loss per share will be greater and stockholders’ equity will be reduced.

Guidance

In light of the current challenging business conditions and downturn in the global economy, we expect our business to be relatively flat in 2009. We anticipate capital expenditures of approximately $15 million in 2009.

Q4 Results Conference Call

iBasis will host a conference call to discuss the Company’s preliminary Q4 results, led by Ofer Gneezy, iBasis president & CEO on January 26, 2009 at 5:00 p.m. EST. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

About iBasis

Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators. iBasis customers include KPN, KPN Mobile, E-Plus, BASE, TDC, and many other large telecommunications carriers such as Verizon, Vodafone, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, Telefonica, and Yahoo. In October 2007, iBasis

acquired KPN Global Carrier Services to create one of the three largest carriers of international voice traffic in the world (1), and KPN became a majority stockholder of iBasis. iBasis carried approximately 24 billion minutes of international voice traffic in 2008. The Company can be reached at its worldwide headquarters in Burlington, Mass., USA at +1 781-505-7500 or on the Internet at www.ibasis.com.

(1) Telegeography 2008 and iBasis pro forma 2007 traffic.

iBasis and Pingo are registered marks, and The iBasis Network is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to, any forward statements implied by our pro forma results, as well as forward-looking statements regarding: (i) our estimates with respect to the impairment charge of goodwill; (ii) our belief that declines in our financial results are attributable to the downturn in the global economy generally and the calling card market in particular; (iii) the amount and timing of the synergies from the KPN and TDC transactions that we expect to realize; (iv) the expected growth from cross-selling and more transparent pricing in our Retail business; (v) our expectation that we will be able to take advantage of the consolidation trends in the international voice industry; (vi) our beliefs regarding the bases for growth and our expectations regarding the future growth of our business; and (vii) our expected Adjusted EBITDA and capital asset expenditures in the fourth quarter of 2008; and (viii) our expectations for revenue and EBITDA growth in 2009. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to,(i) our ability to successfully integrate the operations and employees of KPN Global Carrier Services, (ii) our ability to realize anticipated synergies,(iii) our ability to successfully migrate the TDC traffic, (iv) the emergence of new competitive initiatives resulting from rapid technological advances; (v) changes in business conditions and volatility and uncertainty in the markets that we serve; (vi) our ability to execute our business plan;(vii) the extent of adoption of our services and the timing and amount of revenue and gross profit generated by these services; (viii) fluctuations in the market for and pricing of these services; (ix) the actual recognition of impairment charge of goodwill; and (x) the other factors described in our most recent Annual Report on Form 10-K and other periodic and current reports, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

Use of Non-GAAP Financial Measures

In this press release, our financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures which are not an alternative to GAAP and may be different from non-GAAP financial measures used by other companies. In particular, we provide (i) Adjusted EBITDA, and (ii) combined pro forma financial information which in each case results in a non-GAAP financial measure. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in our business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage our business and to evaluate our performance. We believe the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) and we have provided a reconciliation of GAAP net income (loss) to Non-GAAP Adjusted EBITDA and pro forma combined Adjusted EBITDA in this press release.

Accounting Treatment of KPN Transaction and Use of Pro Forma Data

On October 1, 2007, iBasis acquired KPN Global Carrier Services. As this transaction has been treated as a reverse acquisition of iBasis by KPN Global Carrier Services under the purchase method of accounting, the financial results of KPN Global Carrier Services have become the historical financial results of the combined company and replace the historical financial results of iBasis as a standalone company for periods prior to the closing of the acquisition. Thus, the GAAP financial results for full year 2007 include the results of KPN Global Carrier Services for the first nine months of 2007 and the results of the combined Company for the fourth quarter of 2007. Historical GAAP results for KPN Global Carrier Services as a wholly-owned subsidiary of Royal KPN are not necessarily indicative of results that would have been achieved on a standalone basis.

To make comparisons to prior periods more useful, we are providing supplemental pro forma data which include the consolidated historical results of both iBasis and KPN Global Carrier Services. These consolidated historical results are not necessarily indicative of results that would have been achieved on a combined basis.

iBasis, Inc. Preliminary Condensed Consolidated Balance Sheets Excluding Goodwill Impairment Charge (unaudited) (In thousands)

	December 31,	December 31,
	2008	2007
Assets

Cash, cash equivalents and short-term investments	$56,912	$65,734
Accounts receivable, net	237,790	204,883
Prepaid expenses and other current assets	6,477	4,687
Property and equipment, net	34,836	34,966
Goodwill and other intangible assets (1)	318,626	342,595
Other assets	1,827	7,008

Total assets	$656,468	$659,873

Liabilities and Stockholders’ Equity

Accounts payable	$155,676	$146,899
Accrued expenses	152,534	136,903
Deferred revenue	13,894	11,503
Bank borrowings and other debt	27,957	25,755
Other long term liabilities	3,429	4,323

Total liabilities	353,490	325,383

Stockholders’ equity (1)	302,978	334,490

Total liabilities and stockholders’ equity	$656,468	$ 659,873

(1) December 31, 2008 balance is expected to be reduced by $220 million to $249 million for an impairment charge.

iBasis, Inc. Preliminary Condensed Consolidated Statements of Operations Excluding Goodwill Impairment Charge (1) (unaudited) (In thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Total net revenue	$299,819	$350,645

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	268,800	311,370
Operating expenses	23,466	29,848
Depreciation and amortization	7,813	9,159

Total costs and operating expenses	300,079	350,377

Income (loss) from operations	(260)	268

Interest income (expense), net	(271)	109
Foreign exchange gain (loss)	1,688	(630)

Income (loss) before income taxes	1,157	(253)

Income tax expense (2)	18,921	1,766

Net loss	$ (17,764)	$(2,019)

Net loss per share:
Basic	$(0.25)	$(0.03)
Diluted	$(0.25)	$(0.03)

Weighted average common shares outstanding:
Basic	71,228	74,749
Diluted	71,228	74,749

(1) Results for the Three Months Ended December 31, 2008 exclude an impairment charge, which is expected to be between $220 million and $249 million.

(2) We have recorded additional income tax expense in the fourth quarter of $17.4 million, which is a non-cash charge. This additional income tax expense is a result of the utilization of our previously reserved net operating loss carry-forwards. For financial reporting purposes the use of these pre-acquisition net operating losses can not reduce income tax expense, but, instead, must reduce the book value of goodwill. This additional income tax expense does not represent income tax payments we will have to make now, or at any time in the future. Effective January 1, 2009, with the adoption of FAS 141R, such pre-acquisition net operating losses will reduce income tax expense, when utilized.

iBasis, Inc. Preliminary Condensed Consolidated Statements of Operations Excluding Goodwill Impairment Charge (1) (unaudited) (In thousands, except per share data)

	Year Ended December 31,
	2008	2007
Total net revenue	$1,323,585	$938,558

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	1,187,300	847,402
Operating expenses	98,089	53,609
Depreciation and amortization	31,998	12,743

Total costs and operating expenses	1,317,387	913,754

Income from operations	6,198	24,804

Interest income (expense), net	(982)	949
Foreign exchange gain (loss)	3,089	(1,101)
Other income	1,779	---

Income before income taxes	10,084	24,652

Income tax expense (2)	26,613	8,529

Net income (loss)	$ (16,529)	$16,123

Net income (loss) per share:
Basic	$(0.23)	$0.33
Diluted	$(0.23)	$0.33

Weighted average common shares outstanding:
Basic	73,260	48,778
Diluted	73,260	49,186

(1) Results for the Year Ended December 31, 2008 exclude an impairment charge, which is expected to be between $220 million and $249 million.

(2) We have recorded additional income tax expense in the fourth quarter of $17.4 million, which is a non-cash charge. This additional income tax expense is a result of the utilization of our previously reserved net operating loss carry-forwards. For financial reporting purposes the use of these pre-acquisition net operating losses can not reduce income tax expense, but, instead, must reduce the book value of goodwill. This additional income tax expense does not represent income tax payments we will have to make now, or at any time in the future. Effective January 1, 2009, with the adoption of FAS 141R, such pre-acquisition net operating losses will reduce income tax expense, when utilized.

Operating Results

($ in millions)	Q4 ‘07	Pro Forma 2007	Q3 ‘08	Q4 ‘08 (1)	2008
Revenue	$350.6	$1,390.6	$338.0	$299.8	$1,323.6
Gross Profit*	$39.3	$142.4	$32.4	$31.0	$136.3
Gross Margin	11.2%	10.2%	9.6%	10.3%	10.3%
Operating Expenses	$29.8	$101.3	$22.7	$23.5	$98.1
Depreciation & Amortization	$9.2	$30.1	$8.5	$7.8	$32.0
Income (loss) from Operations	$0.3	$11.0	$1.2	$(0.3)	$6.2
Net income (loss)	$(2.0)	$3.9	$3.3	$(17.8)	$(16.5)
Adjusted EBITDA	$14.4	$52.3	$10.3	$8.1	$42.3
Minutes	6.0B	23.6B	5.8B	5.7B	23.5B

(1) Excludes goodwill impairment charge which is expected to be between $220 million and $249 million.

* Revenue less data communications and telecommunications costs

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA is defined as earnings before stock-based compensation, expenses associated with the review of our stock option granting practices, foreign exchange gains and losses, merger related expenses, purchase accounting adjustments, certain non-recurring charges, interest, taxes and depreciation and amortization.

In accordance with the requirements of Securities and Exchange Commission Regulation G, iBasis is presenting the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure and reconciling the Non-GAAP financial measure to the comparable GAAP measure.

In Millions	Q4 07	Pro Forma 2007	Q3 08	Q4 08	2008
Net income (loss) (Excluding impairment charge)	$ (2.0)	$ 3.9	$ 3.3	$ (17.8)	$ (16.5)
Add/(less):
Stock-based compensation	0.5	2.6	0.6	0.6	2.5
Depreciation and amortization	9.2	30.1	8.5	7.8	32.0
Interest expense (income), net	(0.1)	(2.3)	0.2	0.3	1.0
Foreign exchange (gain) loss	0.6	0.8	(2.2)	(1.7)	(3.1)
Other income	---	---	(1.8)	---	(1.8)
Merger related expenses	0.2	2.6	---	---	---
Option analysis expense	0.7	2.5	---	---	---
Retroactive regulatory fees & other	2.9	2.9	---	---	---
Acquisition activity related expenses	---	---	---	---	1.0
Purchase accounting adjustments	0.7	0.7	---	---	0.6
Income taxes	1.7	8.5	1.7	18.9	26.6
Adjusted EBITDA	$ 14.4	$ 52.3	$ 10.3	$ 8.1	$ 42.3

CONTACT:
iBasis, Inc.
Media:
Chris Ward, 781-505-7557
or
Investors:
Richard Tennant, 781-505-7409
ir@ibasis.net